RUBICON INTERNATIONAL LIMITED
                         Warner Building 85 Reid Street
                                 Hamilton Hm 12
                                     Bermuda



                                February 8, 2000

David A. Robinson
Chief Executive Officer
Specialized Health Products International, Inc.
585 West 500 South
Bountiful, Utah 84010

Dear David,

This letter confirms our understanding that Specialized Health Products International, Inc. ("SHPI" or the "Company") hereby engages Rubicon International Limited ("Rubicon") as a non-exclusive advisor with respect to the Refloatation (defined below), or sale of SHPI to, or merger with, a target company (the "Target"), whether or not such Target has been identified and approached by Rubicon. For the purpose of this agreement, "Refloatation" shall mean the listing or quotation of the Company's common stock on a recognized European stock exchange and, in the event the Company goes private, on the Nasdaq SmallCap or National Market System. Such Refloatation, sale or merger is hereinafter referred to as a "Transaction."

In accordance with its responsibilities, Rubicon will provide such services as SHPI may reasonably require, including:

o assisting the Company in reviewing and advising on the Company's Business Plan, including financial projections.
o assisting the Company on a range of fair values of SHPI based upon the Company's financial projections and other appropriate information.
o assisting SHPI in preparing a corporate plan (the "Plan") which satisfies both management and shareholders in accordance with certain agreed objectives.
o assisting SHPI in identifying and approaching suitable Targets, subject to the prior approval of SHPI.
o assisting SHPI management in preparing material to be presented to the Targets.
o assisting the Company's team in negotiating the final terms, conditions, documents and the closing of a Transaction.
o assisting the Company in retaining and instructing legal advisers and, if necessary, investment bankers to complete a Transaction. SHPI is to be responsible for the fees and expenses of such parties.
o assisting the Company in seeking shareholder approval of a Transaction and any related matters in pursuance of the Plan.
o assisting the Company with any other reasonable services related to a Transaction.
o assisting the Company in preparing any materials or information to be provided to third parties in connection with a Transaction.

The Company agrees that, in connection with Rubicon's engagement hereunder, it will furnish Rubicon with all information concerning the Company which Rubicon may reasonably require to perform its services as stated herein. Except for information contained in documents filed with the Securities and Exchange Commission by the Company, Rubicon agrees not to distribute written or other information relating to the Company that is not approved in advance by the Company. Rubicon accepts no responsibility for the correctness of such information.

All non public information concerning the Company which is provided to Rubicon will be used solely in the course of the performance of its services hereunder and will be treated confidentially by Rubicon for so long as such information remains non public. Except as otherwise required by law or regulatory process, Rubicon will not disclose such information to any third party without the Company's consent, other than to its employees or associates who have a need to know the information and who will be required to treat the information as confidential. Rubicon shall contemporaneously herewith execute a confidentiality agreement in a mutually agreeable form and shall assist the Company in obtaining appropriate confidentiality agreements with third parties who are involved in a Transaction where needed and appropriate.

As consideration for its services hereunder, the Company agrees to pay Rubicon a success fee in an amount equal to 2.5% of the first $50 million of Total Consideration (defined below), plus 1.5% of Total Consideration in excess of $50 million for a Transaction for which the parties had mutually agreed in writing to explore with a view to completing a Transaction. Subject as provided below, such fee is to be paid in full on the later of the closing of a Transaction or the date on which the amount of Total Consideration can be calculated. No success fee shall be payable to Rubicon in the event that the Total Consideration is less than $1.70 per outstanding common share of the Company, or its successor, on the date the success fee is first required to be paid.

For the purpose of this letter agreement, "Total Consideration" shall be calculated as follows:

         (i) In the event of a Refloatation, Total Consideration shall be the aggregate undiluted market value of SHPI common stock at the Refloatation price. Refloatation price shall be determined as the issue price of SHPI common stock to new investors at the time the Refloatation or, if no new shares are being issued at that time, the average of the average daily closing bid and ask prices of the SHPI common stock on the principal market on which the SHPI common stock is traded during the twenty consecutive trading days commencing on the five month anniversary of the Refloatation. Refloatation; or

         (ii) In the event of a Transaction other than a Refloatation, Total Consideration shall be determined as the net aggregate of all consideration in all forms received or to be received by SHPI or the stockholders, option holders and warrant holders of SHPI, including the combination of all cash, equity and debt instruments received upon a Transaction becoming unconditional in all respects. The portion of any success fee that relates to consideration to be received at a future date shall be paid by the Company when and if such future consideration is received by the stockholders, option holders and warrant holders entitled to payment unless the parties mutually agree otherwise. All equity or equity related or debt instruments shall be valued at the average of the average daily closing bid and ask prices of the security in question on the principal market on which the security in question is traded during the twenty consecutive trading days commencing on the date a Transaction is declared unconditional in all respects.

No more than one  success  fee may be earned  hereunder.  In the event  that the
Company enters into a Transaction that involves a Refloatation and non-Refloatation Transaction, the Total Consideration shall be calculated under both (i) and (ii) above, and the success fee shall be calculated using the greater, but not both, of such amounts.

In the event that the Transaction does not provide SHPI with $2,000,000 in working capital as of the date the success fee is payable, net of the success fee and all other expenses relating to the Transaction, then SHPI may elect to pay all or part of the success fee with fully paid ordinary shares of SHPI common stock, rather than cash. In the event the issuance of the common stock is subject to U.S. regulation, then the shares will be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933. For the purpose of this clause, such shares shall be valued at a 25% discount of the average of the average daily closing bid and ask prices of the common stock on the principal market on which the common stock is traded during the same twenty consecutive trading day period used to calculate Total Consideration or, if a twenty day period is not used to calculate Total Consideration, the average of the average closing bid and ask price of the common stock during the 20 consecutive trading days commencing on the date a Transaction is declared unconditional in all respects. In addition to the foregoing, Rubicon may require that all or part of the success fee may be paid with fully paid restricted ordinary shares of common stock valued at a 25% discount, as described above, so long as the beneficial ownership of Rubicon, any affiliate of Rubicon and any person to whom Rubicon transfers or proposes to transfer shares to does not equal or exceed 5% of any class of SHPI securities or 5% of the class of securities of any affiliate or successor of SHPI as of the date the success fee is paid. For purposes hereof, beneficial ownership shall be calculated using Rule 13d-3 and 16a-1, as promulgated under the Securities Exchange Act of 1934, and, on an individual basis, whichever Rule results in the greater amount of beneficial ownership shall be used in determining beneficial ownership percentages. In other cases, if the parties mutually agree all or part of the success fee may be paid with fully paid restricted ordinary shares of common stock valued at a 25% discount as described above.

In the event that the Company enters into a Transaction of any form as a result of which the Company's common stock is converted into stock or securities of another corporation, then any success fee earned by Rubicon that is payable in the form of common stock shall be payable in common stock of the surviving corporation.

Rubicon has had access to SHPI's most recent Form 10-K, dated December 31, 1998, and all subsequent Form 10-Q, Form 8-K and other filings with the Securities and Exchange Commission and has had access to any and all information concerning SHPI which Rubicon and the Rubicon's financial, tax and legal consultants required or considered necessary to make a proper evaluation of SHPI. In entering into this agreement whereby Rubicon may be acquiring SHPI securities and in making any future elections to acquire SHPI securities pursuant to this agreement, Rubicon and its consultants have relied solely upon their review of the publicly available information that SHPI has caused to be filed with the Securities and Exchange Commission. Rubicon is an accredited investor as that term is defined in Rule 501 as promulgated under the Securities Act of 1933.

In addition to the above fee arrangement, Rubicon shall be entitled to reimbursement of all reasonable out of pocket expenses incurred by Rubicon in the performance of its obligations hereunder upon submission to SHPI of adequate supporting documents. SHPI shall not be obliged to reimburse aggregate expenses in excess of $25,000 without SHPI's prior written consent. Such expenses shall be submitted to SHPI on a monthly basis and settled promptly.

This agreement may be terminated by SHPI or Rubicon upon thirty days written notice. Notwithstanding any termination of this agreement, Rubicon shall be entitled to be paid its expenses to the date of termination. In addition, if a Transaction is consummated within one year following the termination of this agreement with any entity whom the parties had mutually agreed in writing to approach with a view to completing a Transaction, then SHPI shall pay Rubicon the full amount of fee which would have been payable if a Transaction had been completed during the term of this agreement.

SHPI agrees to indemnify and hold harmless Rubicon and each person that controls Rubicon within the meaning of Section 15 of the Securities Act of 1933 or
Section 20 of the Securities Exchange Act of 1934 and the respective agents, employees, attorneys, officers and directors of each of the foregoing from and against any and all losses, claims, damages, judgments, liabilities and expenses (including the reasonable fees and expenses of counsel and other expenses in connection with investigating, defending, preparing to defend or testify with respect to or settling any such action or claim) as they are incurred to the
extent   they  arise  out  of  or  are  based   upon  the   SHPI's   negligence,
misrepresentations, unauthorized representations, violations of applicable securities laws, regulatory violations or other misconduct of SHPI.

Rubicon agrees to indemnify and hold harmless the Company and each person that controls the Company within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 and the respective agents, employees, attorneys, officers and directors of each of the foregoing from and against any and all losses, claims, damages, judgments, liabilities and expenses (including the reasonable fees and expenses of counsel and other expenses in connection with investigating, defending, preparing to defend or testify with respect to or settling any such action or claim) as they are incurred to the extent they arise out of or are based upon the Rubicon's negligence, misrepresentations, unauthorized representations, violations of applicable securities laws, regulatory violations or other misconduct of Rubicon.

The interpretation and construction of this agreement, and all matters relating thereto, shall be governed by the laws of the State of Utah without regard to Utah's Conflict of Law laws. Any judicial proceeding brought to enforce this agreement, or any matter related thereto, shall be brought in the appropriate courts for Davis County, State of Utah or the appropriate United States District Court located in the State of Utah. By execution of this agreement, each party accepts and agrees to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this agreement to create an agency, partnership, or joint venture between the parties. Nothing in this agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the parties hereto.

Please confirm the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.

                                            Very truly yours,

                                            RUBICON INTERNATIONAL LIMITED

                                            By   /s/
                                                 -----------------------------
                                            Its: Vice President


AGREED AND ACCEPTED this 8th day of February, 2000.
SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.


By  /s/ David Robinson
    ---------------------
Its: President